Exhibit 99.1
Network Communications, Inc. Reports Fiscal Year 2008
Third Quarter Results

Third Quarter
Revenue	$54.5 million
Operating Profit	$7.9 million
Net Income	$0.6 million
EBITDA[1]	$13.8 million

LAWRENCEVILLE, GA, January 14, 2008 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended December 2, 2007. The Company reported revenues of $54.5 million, up 9.0% from the same period in fiscal year 2007. Operating profit was $7.9 million, an increase of 52.4% compared to the $5.2 million from the same period last year. For the quarter, net income was $0.6 million compared to a net loss of $(1.0) million in the same period last year. EBITDA for the third quarter increased by $1.5 million or 12.5% from $12.2 million in fiscal year 2007 to $13.8 million in fiscal year 2008.
“There was no improvement in real estate market conditions during our third quarter. The market fundamentals remained weak and continued to adversely impact our revenue from The Real Estate Book and Unique Homes brands” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc. “We were able to report year-over-year growth in both revenue and EBITDA in the quarter as a result of ongoing growth from our Apartment Finder brand, the implementation of cost containment programs and the contribution from our fiscal 2008 acquisitions. We completed one acquisition in the quarter and opened three new markets. We also continued to invest in our online operations across all our brands.”
Financial Highlights
FISCAL YEAR 2008 THIRD QUARTER
Revenue: Third quarter revenue was $54.5 million, an increase of 9.0% from revenue of $49.9 million in the same period of fiscal year 2007. Revenue from our resale and new sales product area was $29.2 million, a decrease of $0.1 million or 0.4% compared to $29.3 million in the same period of fiscal 2007. The Real Estate Book (“TREB”) had revenue of $19.3 million for the quarter which was down $3.6 million or 15.8% from the prior year quarter. Revenue for our Unique Homes publication was $2.3 million for the quarter, down $0.4 million or 13.4% from the third quarter of fiscal year 2007. By Design Publishing, a custom publisher that we acquired during the second quarter of fiscal 2008, contributed $3.4 million of revenue. Rental and leasing product area revenue increased by $3.2 million or 21.1% compared to fiscal year 2007. Apartment Finder (“AF”) posted revenue growth of $3.7 million or 27.9% due to strong growth in ad pages in our existing markets, and the contribution of fifteen new markets launched or acquired in fiscal years 2007 and 2008. This growth was partially offset by a year-over-year decline in Black’s Guide revenue which was primarily the result of closing unprofitable markets in fiscal 2007. The remodeling and home improvement product area posted revenue of $7.0 million, an increase of $1.4 million, or 26.0%, compared to the prior year period. The revenue growth was the result of growth in our core publications as well as an expansion of our home improvement product and the acquisition of titles serving the New England and St. Louis markets completed in the first quarter of fiscal year 2008. Third quarter revenue, excluding fiscal 2007 fourth quarter and fiscal 2008 acquisitions, was $49.1 million, a decrease of 1.8% compared to fiscal 2007.
Operating Profit: Third quarter fiscal 2008 operating profit was $7.9 million, an increase of 52.4% compared to an operating profit of $5.2 million in the same period of fiscal 2007. The increase resulted from revenue growth and a decline in depreciation expense partially offset by increases in labor, production, distribution and amortization expenses related to our existing and acquired markets as well as investment initiatives in our online operations and new market start-ups.

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Network Communications, Inc. Reports Fiscal Year 2008 Third Quarter Results—page 2
Depreciation and amortization expense for the third quarter of fiscal 2008 was $5.9 million, a decrease of $1.2 million compared to $7.1 million in the same period of fiscal 2007. The decrease resulted from software assets becoming fully depreciated during fiscal 2007 and fiscal 2008.
Net Loss: Third quarter net income was $0.6 million compared to a net loss of $(1.0) million in the same period of fiscal year 2007. The year-over-year improvement was the result of higher revenue and increased operating profit partially offset by an increase in interest expense and tax expense.
Discontinued Operations: The Company sold its Corporate Choices magazine in the second quarter of fiscal year 2007. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA1: EBITDA for the third quarter was $13.8 million, an increase of $1.6 million, or 12.5%, from the $12.2 million a year ago. Third quarter EBITDA, excluding fiscal 2007 fourth quarter and fiscal 2008 acquisitions, was $11.7 million, a decrease of 4.7% compared to the same period in fiscal 2007.
Cash Flow: Network Communications, Inc. used $2.6 million in cash from operations during the third quarter compared to a use of $1.2 million in the same period of fiscal year 2007. Cash capital spending was $1.2 million in the 2008 third quarter, a decrease of $1.4 million from the $2.6 million in cash capital spending during the same period in fiscal 2007. Cash interest in the third quarter of fiscal 2008 was $11.1 million compared to $10.5 million in fiscal 2007. The Company funded $1.6 million of acquisitions in the quarter. The Company ended the quarter with a cash balance of $4.3 million.

Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended			Nine Periods ended
	12/2/07	12/3/06	Change	12/2/07	12/3/06	Change
Revenue	$54,455	$49,947	9.0%	$163,966	$146,181	12.2%

Operating expenses	46,587	44,783	4.0%	141,109	131,606	7.2%

Operating profit	7,868	5,164	52.4%	22,857	14,575	56.8%

Other expense:
Interest expense, net	(7,098)	(6,746)	5.2%	(24,479)	(19,628)	24.7%
Unrealized loss on derivatives	—	(1)	—	—	(6)	—
Other expense	(20)	(15)	33.3%	(38)	—	—

Income (loss) from continuing operations before income taxes	750	(1,598)	—	(1,660)	(5,059)	67.2%

Income tax expense (benefit)	182	(597)	—	(486)	(1,798)	73.0%

Net income (loss) from continuing operations	568	(1,001)	—	(1,174)	(3,261)	64.0%

Discontinued operations:
Income from discontinued operations, net of applicable income tax expense	—	—	—	—	9	—
Loss on disposal of discontinued operations of $205, net of applicable income tax benefit of $84	—	—	—	—	(121)	—

Net income (loss)	$568	$(1,001)	—	$(1,174)	$(3,373)	65.2%

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Network Communications Inc. Reports Fiscal Year 2008 Third Quarter Results—page 3

Network Communications, Inc.
EBITDA[1] Reconciliation
(unaudited, in thousands)

	Quarter ended		Nine Periods Ended
	12/2/07	12/3/06	12/2/07	12/3/06
Net income (loss)	$568	$(1,001)	$(1,174)	$(3,373)

Loss on disposal of discontinued operations	—	—	—	205

Unrealized loss on derivatives	—	1	—	6

Loss on disposal of fixed assets	37	37	82	37

Depreciation	1,699	3,473	4,669	10,206

Amortization	4,196	3,589	11,860	10,588

Interest expense, net	7,098	6,746	24,479	19,628

Income tax expense (benefit) [2]	182	(597)	(486)	(1,876)

EBITDA[1]	$13,780	$12,248	$39,430	$35,421

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax expense/benefit reflects the net of tax expense and tax benefit attributable to continuing operations and discontinued operations.

Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended			Nine Periods ended
	12/2/07	12/3/06	Change	12/2/07	12/3/06	Change
Revenue

Resale and new sales	$29,171	$29,295	-0.4%	$86,930	$87,110	-0.2%

Rental and leasing	18,294	15,105	21.1%	53,228	41,654	27.8%

Remodeling and home improvement	6,990	5,547	26.0%	23,808	17,417	36.7%

Total	$54,455	$49,947	9.0%	$163,966	$146,181	12.2%

Network Communications, Inc. Reports Fiscal Year 2008 Third Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2008 third quarter results on Tuesday, January 15, at 10:00 a.m. EST. The conference call number is (888) 554-7613 if you are in the U.S., or (706) 679-7698 if you are outside the U.S. The conference ID is 29882450. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 29882450. The replay will be available for 10 days from the date of the call.
ABOUT NETWORK COMMUNICATIONS, INC.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The company was acquired by Citigroup Venture Capital Equity Partners, L.P. and its affiliated funds in January of 2005. Its magazines are read by over 12 million readers in over 650 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, and Mountain Living, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 25, 2007 (SEC File No. 333-134701).
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com